EXHIBIT 4.a

                                COMPSCRIPT, INC.
                         1225 BROKEN SOUND PARKWAY, N.W.
                                     SUITE A
                              BOCA RATON, FL 33481


                                 October 1, 1996


SHULMAN & ASSOCIATES, INC.
7777 Glades Road, Suite 216
Boca Raton, Florida 33434

Gentlemen:

         This letter shall serve to memorialize a understanding between Shulman & Associates, Inc. and CompScript, Inc., pursuant to which Shulman & Associates would provide a series of consulting services to CompScript principally in connection with the evaluation, structure and negotiation of acquisition transactions between CompScript and SecurX, Inc. and CompScript and Delta Pharmacy Services, Inc.

         In connection with such consulting services, you are entitled to receive 45,000 shares of CompScript's Common Stock.

         If this accurately sets forth the agreement between the parties, please indicate your acceptance by signing in the space provided below and returning a copy to the undersigned.

                                Very truly yours,

                                COMPSCRIPT, INC.

                                By: /s/ BRIAN A. KAHAN
                                    ______________________
                                    Brian A. Kahan, Chief Executive
                                    Officer

ACCEPTED AND AGREED TO THIS
1ST DAY OF OCTOBER, 1996.

SHULMAN & ASSOCIATES, INC.

By: /s/ MANNY SHULMAN
    __________________
    Manny Shulman, President